Exhibit 99.1

FOR IMMEDIATE RELEASE


               WHX CORPORATION COMMENCES CONSENT SOLICITATION FOR
                          10 1/2% SENIOR NOTES DUE 2005


New York, September 18, 2000 - WHX Corporation (NYSE: WHX) today announced that it is soliciting consents from holders of its 10 1/2% Senior Notes due 2005 (the "Notes") to amendments of certain covenants and other provisions of the indenture governing the Notes. The consent solicitation will expire at 5:00 p.m. New York City time on September 28, 2000, unless extended by WHX prior to such date.

WHX will make a payment equal to 1% of the principal amount of the Notes ($10 in cash for each $1,000 principal amount of Notes) to each holder of Notes whose consent is received and accepted prior to the expiration date. The record date of the consent solicitation is the expiration date. WHX will pay this fee promptly after the execution of a supplemental indenture effecting the amendments and the expiration of the consent solicitation.

The primary purpose of the consent solicitation is to permit WHX to amend certain covenants and other provisions of the indenture governing the Notes in order to provide WHX with greater flexibility to respond to continued deterioration in its integrated steel subsidiary, Wheeling-Pittsburgh Corporation ("WPC"). These amendments include, without limitation, amending certain covenants and other provisions to remove WPC and all of its direct and indirect subsidiaries from the restrictions and/or limitations imposed by such covenants and other provisions.

The detailed terms and conditions of the consent solicitation are contained in the consent solicitation statement dated September 18, 2000. Holders of Notes can obtain copies of this statement and related material from the information agent for the consent solicitation, Innisfree M&A, Incorporated, at (888) 750-5834 (toll free) or (212) 750-5833 (collect). Donaldson, Lufkin & Jenrette ("DLJ") is acting as Solicitation Agent for the transaction. Questions regarding the solicitation can be addressed to DLJ at (310) 282-7495 (call collect).

WHX is a holding company that has been structured to invest in and/or acquire a diverse group of business on a decentralized basis. WHX's primary businesses currently are Handy & Harman, a diversified manufacturing company whose strategic business segments encompass, among others, specialty wire, tubing and fasteners, and precious metals plating and fabrication, and Wheeling-Pittsburgh Steel Corporation, a vertically integrated manufacturer of value-added and flat rolled steel products. WHX's other businesses include Unimast Incorporated, a leading manufacturer of steel framing and other products for commercial and residential construction and

WHX Entertainment Corp., a co-owner of a racetrack and video lottery facility located in Wheeling, West Virginia.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Although WHX believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by WHX or any other person that the objectives and plans of WHX will be achieved.


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Contact:          Niron Stabinsky
                  Donaldson, Lufkin & Jenrette
                  (310) 282-7495



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